EXHIBIT 23.7

To the Board of Directors of
Magic Benelux B.V.
5 Haplada Street
OR Yehuda
ISRAEL

Dordrecht, March 4, 2008
Re: KH/VK/NS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to 1,500,000 ordinary shares of Magic Software Enterprises Ltd. (the “Company”) issuable upon exercise of options reserved for issuance under the Magic Software Enterprises Ltd.‘s 2007 Incentive Compensation Plan, of our report dated February 8, 2007 with respect to the financial statements of Magic Benelux B.V. as of December 31, 2006, appearing in Amendment No.1 to the Company’s Annual Report on Form 20-F/A (for the fiscal year ended December 31, 2006), filed with the Securities and Exchange Commission on September 26, 2007.

On Behalf of Verstegen accountants en adviseurs,

/s/ L.K. Hoogendoorm	/s/ V.P.M Kalishoek

Drs. L.K. Hoogendoorm RA MGA.	Drs. V.P.M Kalishoek RA.